Exhibit 10.5
August 3, 2009
Robert L. Tirva
Vice President, Controller and Principal Accounting Officer
Broadcom Corporation
5300 California Avenue
Irvine, California 92617
Dear Bob:
          Broadcom Corporation considers it essential to its best interests and those of its shareholders that you be encouraged to remain with the company and continue to devote your full attention to Broadcom’s business, notwithstanding the possibility that your employment with Broadcom might end in connection with or following a Change of Control event defined in Paragraph 1 of the Appendix (“Change in Control”). Accordingly, the Compensation Committee of the Broadcom Board of Directors (the “Compensation Committee”) has decided to continue your participation in the special change in control severance benefit program (the “Program”) for an additional one-year period ending August 18, 2010. The purpose of this new letter agreement (the “New Agreement”) is to restate the terms and conditions that will govern your continued participation in the Program. Your prior participation in the Program was governed by the letter agreement between you and Broadcom in August 2008 (the “2008 Letter Agreement”) for the one-year period ending August 18, 2009. Except for a few changes necessary to comply with developments in the laws and regulations applicable to the Program and to clarify certain provisions governing post-employment coverage under certain Broadcom employee benefit plans, the terms and conditions set forth in this New Agreement are substantially the same as those in effect under the 2008 Letter Agreement.
          Capitalized terms not defined in this New Agreement are defined in the revised Appendix attached hereto, which is hereby incorporated as though set forth in full herein. The revised Appendix supersedes the Appendix attached to your 2008 Letter Agreement.
          Your participation in the Program will continue under this New Agreement from August 19, 2009 through August 18, 2010 (such term, together with any renewals thereof, to constitute the “Term”). On August 19 of each calendar year, beginning with the 2010 calendar year, the Term shall, without any action by Broadcom or the Compensation Committee, automatically be extended for one (1) additional year unless, before any such automatic renewal date, the Compensation Committee, by a majority vote, expressly determines that the automatic extension for such year shall not apply.

          Employment with Broadcom is at-will, and Broadcom may unilaterally terminate your employment with or without “Cause” or in the event of your “Disability.” You may terminate your employment with or without “Good Reason,” and your employment will automatically terminate upon your death. Any termination of your employment by Broadcom or you during the Term (or, if your employment extends beyond the Term, during the first twenty-four (24) months following a Change in Control that occurs during the Term) shall be communicated by a “Notice of Termination.”
          If a Change in Control is effected during the Term and within twenty-four (24) months after the effective date of that Change in Control:
          (i) Broadcom unilaterally terminates your employment other than for Cause or Disability, or
          (ii) you terminate your employment for Good Reason,
          Broadcom shall make the payments and provide the benefits described below, provided you were employed on a full-time basis by Broadcom immediately prior to such termination and, with respect to certain of those benefits, there is compliance with each of the following requirements (the “Severance Benefit Requirements”):
          (i) you deliver the general release required under Section 12 of the attached Appendix (the “Required Release”) within the applicable time period following your Date of Termination,
          (ii) the Required Release becomes effective in accordance with applicable law following the expiration of any applicable revocation period,
          (iii) you comply with each of the restrictive covenants set forth in Subsection (9), and
          (iv) you are and continue to remain in material compliance with your obligations to Broadcom under your Confidentiality and Invention Assignment Agreement.
          The payments and benefits to which you will become entitled if all the Severance Benefits Requirements are satisfied are as follows:
     (1) Cash Severance. Broadcom will pay you cash severance (“Cash Severance”) in an amount equal to one (1) times the sum of (A) your annual rate of base salary (using your then current rate or, if you terminate your employment for Good Reason pursuant to Subsection 3(ii) of the attached Appendix due to an excessive reduction in your base salary, then your rate of base salary immediately before such reduction) and (B) the average of your actual annual bonuses for the three calendar years (or such fewer number of calendar years of employment with Broadcom) immediately preceding the calendar year in which such termination of employment occurs. Such Cash Severance shall be payable over a twelve (12)-month period in successive equal bi-weekly or semi-monthly installments in accordance with the payment schedule in effect for your Base Salary on your Date of Termination. Subject to the deferral provisions of

Subsection (8) below, the Cash Severance payments will begin on the first regular pay day, within the sixty (60)-day period measured from the date of your Separation from Service, on which your Required Release is effective following the expiration of the maximum review/delivery period and all applicable revocation periods, but in no event shall such initial payment be made later than the last business day of such sixty (60)-day period on which the Required Release is so effective. The installment payments shall cease once you have received the full amount of your Cash Severance. The installment payments shall be treated as a series of separate payments for purposes of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). However, the amount of Cash Severance to which you may be entitled pursuant to the foregoing provisions of this Subsection (1) shall be subject to reduction in accordance with Subsection (9) in the event you breach your restrictive covenants under Subsection (9).
     (2) Options and Other Equity Awards. Notwithstanding any less favorable terms of any stock option or other equity award agreement or plan, any options to purchase shares of Broadcom’s common stock or any restricted stock units or other equity awards granted to you by Broadcom, whether before or after the date of this New Agreement, that are outstanding on your Date of Termination but not otherwise fully vested shall be subject to accelerated vesting in accordance with the following provisions:
          (i) On the date your timely executed and delivered Required Release becomes effective following the expiration of the maximum review/delivery period and any applicable revocation period (the “Release Condition”), you will receive twenty-four (24) months of service vesting credit under each of your outstanding stock options, restricted stock units and other equity awards.
          (ii) The portion of each of your outstanding stock options, restricted stock units and other equity awards that remains unvested after your satisfaction of the Release Condition will vest in a series of twenty-four (24) successive equal monthly installments over the twelve (12)-month period measured from your Date of Termination (the “Additional Monthly Vesting”), provided that during each successive month within that twelve (12)-month period (x) you must comply with all of your obligations under your Confidentiality and Invention Assignment Agreement with Broadcom that survive the termination of your employment with Broadcom and (y) you must comply with the restrictive covenants set forth in Subsection (9). In the event that you violate the Confidentiality and Invention Assignment Agreement or engage in any of the activities precluded by the restrictive covenants set forth in Subsection (9), you shall not be entitled to any Additional Monthly Vesting for and after the month in which such violation or activity (as the case may be) occurs.
     In addition, the period for exercising each option that accelerates in accordance with subparagraph (i) or (ii) above shall be extended from the limited post-termination period otherwise provided in the applicable stock option agreement until the earlier of (A) the end of the twenty-four (24)-month period measured from your Date of Termination or (if later) the end of the one-month period measured from each installment vesting date of that option in accordance herewith or (B) the applicable expiration date of the maximum ten (10)-year or shorter option term.
     Upon your satisfaction of the Release Condition, the limited post-termination exercise period for any other options granted to you by Broadcom and outstanding on your Date of Termination shall also be extended in the same manner and to the same extent as your accelerated options.
     You previously acknowledged and agreed in your 2008 Letter Agreement, which you again hereby confirm, that, to the extent any of your options outstanding at the time of the 2008 Letter Agreement were incentive stock options under the federal tax laws, those options were immediately converted into non-statutory options, if they had an exercise price per share below the closing selling price per share of Broadcom’s Class A common stock (as reported on the Nasdaq Global Select Market) on the date of the 2008 Letter Agreement. In addition, any incentive stock options that you held on the date of the 2008 Letter Agreement with an exercise price equal to or in excess of the closing selling price per share of Broadcom’s Class A common stock on that date were deemed to have been regranted on such date and may have lost in whole or in part their status as incentive stock options under the federal tax laws. The same consequences will result under this New Agreement to the extent you currently hold any incentive stock options under the federal income tax laws (other than the Special ISO Grant) that do not already have such an extended twenty-four (24)-month exercise period measured from your Date of Termination.
     The shares of Broadcom Class A common stock underlying any restricted stock unit award that vests on an accelerated or Additional Monthly Vesting basis in accordance with this Subsection (2) shall be issued as follows: The shares subject to that award that vest upon the satisfaction of the Release Condition shall be issued within the sixty (60) day period measured from the date of your Separation from Service, but in no event later than the next regularly-scheduled share issuance date for that restricted stock unit award (currently, the 5th day of February, May, August and November each year) following the date of your Separation from Service on which the Release Condition is satisfied, unless subject to further deferral pursuant to the provisions of Subsection (8) below the (“Initial Issuance Date”), and each remaining share subject to such restricted stock unit award shall be issued on the next regularly-scheduled share issuance date for that restricted stock unit award (currently, the 5th day of February, May, August and November each year) following the prescribed vesting date for that share in accordance with this Subsection (2), but in no event earlier than the Initial Issuance Date.
     (3) Lump Sum Benefit Payments. Provided you satisfy the Release Condition, the following special payments shall be made to you to provide you with a source of funding to cover a portion of the cost of any health care, life insurance and disability insurance coverage you obtain following your Date of Termination:
          A. Provided you and your spouse and eligible dependents elect to continue medical care coverage under Broadcom’s group health care plans pursuant to the applicable COBRA provisions, Broadcom will make a lump sum cash payment (the

“Lump Sum Health Care Payment”) to you in an amount equal to thirty-six (36) times the amount by which (i) the monthly cost payable by you, as measured as of your Date of Termination, to obtain COBRA coverage for yourself, your spouse and eligible dependents under Broadcom’s employee group health plan at the level in effect for each of you on such Date of Termination exceeds (ii) the monthly amount payable at such time by a similarly-situated executive whose employment with Broadcom has not terminated to obtain group health care coverage at the same level. Broadcom shall pay the Lump Sum Health Care Payment to you on the earlier of (A) the first business day of the first calendar month, within the sixty (60)-day period measured from the date of your Separation from Service, that is coincident with or next following the date on which your Required Release is effective following the expiration of the maximum review/delivery period and all applicable revocation periods or (B) the last business day of such sixty (60)-day period on which such Required Release is so effective. Notwithstanding the foregoing, the Lump Sum Health Care Payment shall be subject to the deferred payment provisions of Subsection (8) below, to the extent such payment exceeds the applicable dollar amount under section 402(g)(1) of the Code for the year in which your Separation from Service occurs. In addition, Broadcom cannot provide any assurances hereunder as to the maximum period for which you and your spouse and dependents may in fact be entitled to COBRA health care coverage under the Broadcom group health care plans, and it is expected that such coverage will cease prior to the expiration of the thirty-six month period measured from your Date of Termination, except under certain limited circumstances.
          B. You shall also be entitled to an additional lump sum cash payment (the “Lump Sum Insurance Benefit Payment”) from Broadcom in an amount equal to twelve (12) times the amount by which (i) the monthly cost payable by you, as measured as of your Date of Termination, to obtain post-employment continued coverage under Broadcom’s employee group term life insurance and disability insurance plans at the level in effect for you on such Date of Termination exceeds (ii) the monthly amount payable at that time by a similarly-situated executive whose employment with Broadcom has not terminated to obtain similar coverage. Broadcom shall pay the Lump Sum Insurance Benefit Payment to you concurrently with the payment of the Lump Sum Health Care Benefit, provided, however, that the Lump Sum Insurance Benefit Payment shall be subject to the deferred payment provisions of Subsection (8) below, to the extent such payment, when added to the Lump Sum Health Care Payment, exceeds the applicable dollar amount under section 402(g)(1) of the Code for the year in which your Separation from Service occurs.
          Should you wish to obtain such actual post-employment continued coverage under Broadcom’s group term life insurance and disability insurance plans, Broadcom shall serve as the agent for transmitting your required monthly premium payments for such coverage to the applicable insurance companies. Broadcom shall serve such agency role solely to facilitate the payment of those monthly premiums to the applicable insurance companies and shall not be responsible or liable for any loss of coverage you may incur under such plans by reason of (i) your failure to make the required monthly premium payments to Broadcom on a timely basis so as to allow their transmittal to such insurance companies by the applicable due dates (including any applicable grace periods) or (ii) the failure of the insurance companies to make such post-employment coverage available under their applicable plans.
     (4) Additional Payments Broadcom shall, to the extent applicable, pay you the following amounts, provided you satisfy the Release Condition:
          (i) any cash bonus that was not vested on your Date of Termination because a requirement of continued employment had not yet been satisfied by you, but with respect to which the applicable performance goal or goals had been fully attained as of your Date of Termination (for the avoidance of doubt, a bonus shall be payable under this clause only to the extent that any performance criteria with respect to such bonus had been satisfied during the applicable performance period), and
          (ii) provided you were employed for the entire plan year immediately preceding your Date of Termination and discretionary bonuses are payable for that plan year to similarly-situated Broadcom executives whose employment has not terminated, any discretionary bonus the Compensation Committee may decide to award you for that plan year on the basis of your individual performance and contributions during that plan year.
     Any bonus payment to which you become entitled under clause (i) of this Subsection (4) shall be paid to you at the same time you are paid your first Cash Severance installment under Subsection (1), after taking into account any required deferral under Subsection (8) and provided further that if such bonus is intended to qualify as “performance-based compensation” under Code Section 162(m), such payment shall also be subject to an appropriate present value discount reasonably reflecting the time value of money, in accordance with the Treasury Regulations under Code Section 162(m), to the extent such payment is in fact made earlier than the scheduled payment date for that bonus under the applicable Broadcom bonus plan or arrangement. Any bonus payment to which you may become entitled under clause (ii) of this Subsection (4) shall also be paid to you at the same time or (if later) the tenth business day following the date the Compensation Committee awards you such discretionary bonus, subject to any required deferral under Subsection (8).
     The amounts set forth Subsections (5) and (6) below shall be referred to collectively as the “Accrued Obligations” and shall not be subject to your delivery of the Required Release or your compliance with the restrictive covenants set forth in Subsection (9).
     (5) Accrued Salary, Expenses and Bonus. On your Date of Termination, Broadcom shall pay you (i) any earned but unpaid base salary through that date based on the rate in effect at the time the Notice of Termination is given, (ii) any unreimbursed business expenses incurred by you, and (iii) any cash bonus that had been fully earned and vested (i.e., for which the applicable performance period and any service requirements for vesting had been fully completed) on or before the Date of Termination, but which had not been paid as of the Date of Termination (for the avoidance of doubt, any such bonus shall be payable only to the extent the applicable performance criteria had been satisfied during the applicable performance period and if such bonus is intended to qualify as “performance-based compensation” under Code Section 162(m), such payment shall be subject to an appropriate present value discount reasonably reflecting the time value of money, in accordance with the Treasury Regulations under Code Section 162(m), to the extent such payment is in fact made earlier than the scheduled payment date for that bonus under the applicable Broadcom bonus plan or arrangement). However, any vested amounts deferred by you under one or more Broadcom non-qualified deferred compensation programs or arrangements subject to Section 409A that remain unpaid on your Date of Termination shall be paid at such time and in such manner as set forth in each applicable plan or agreement governing the payment of those deferred amounts, subject, however, to the deferred payment provisions of Subsection (8) below.
     (6) Vacation and Deferred Compensation. Broadcom shall, upon your Date of Termination, pay you an amount equal to your accrued but unpaid vacation pay, if any (based on your then-current rate of base salary). Any vested amounts deferred by you under one or more Broadcom non-qualified deferred compensation programs subject to Section 409A that remain unpaid on your Date of Termination shall be paid at such time and in such manner as set forth in each applicable plan or agreement governing the payment of those deferred amounts, subject, however, to the deferred payment provisions of Subsection (8) below. Any other vested amounts owed to you under any other compensation plans or programs will be paid to you in accordance with the terms and provisions of each such applicable plan or program.
     (7) Other Benefits. To the extent not theretofore paid or provided, Broadcom shall timely pay or provide to you any other amounts or benefits required to be paid or provided or that you are eligible to receive under any plan, program, policy, practice, contract, agreement, etc. of Broadcom and its affiliated companies, including (without limitation) any benefits payable to you under a plan, policy, practice, contract or agreement referred to in Section 11 of the Appendix (all such other amounts and benefits being hereinafter referred to as “Other Benefits”), in accordance with the terms of such plan, program, policy, practice, contract or agreement. However, the payment of such Other Benefits shall be subject to any applicable deferral period under Subsection (8) below to the extent such benefits constitute items of deferred compensation subject to Section 409A.
          Notwithstanding the foregoing provisions of this Subsection (7), in no event shall you be allowed to participate in the Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended and restated, or the 401(k) Employee Savings Plan following your Date of Termination or to receive any substitute benefits hereunder in replacement of those particular benefits, but you shall be entitled to the full value of any benefits accrued under such plans prior to your Date of Termination.
     (8) Delay in Payment for Certain Specified Employees. The following special provisions shall govern the commencement date of certain payments and benefits to which you may become entitled under the Program:

          A. Notwithstanding any provision in this New Agreement to the contrary other than Subsection (8)B below, no payment or benefit under the Program that constitutes an item of deferred compensation under Section 409A and becomes payable in connection with your termination of employment will be made to you prior to the earlier of (i) the first day of the seventh (7th) month following the date of your Separation from Service or (ii) the date of your death, if you are deemed to be a Specified Employee at the time of such Separation from Service and such delayed commencement is otherwise required to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Any cash amounts to be so deferred shall immediately upon your Separation from Service be deposited by Broadcom into a grantor trust that satisfies the requirements of Revenue Procedure 92-64 and that will accordingly serve as the funding source for Broadcom to satisfy its obligations to you with respect to the heldback amounts upon the expiration of the required deferral period, provided, however, that the funds deposited into such trust shall at all times remain subject to the claims of Broadcom’s creditors and shall be maintained and located at all times in the United States. Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Subsection (8)A (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to you in a lump sum, either from the grantor trust or by Broadcom directly, on the first day of the seventh (7th) month after the date of your Separation from Service or, if earlier, the first day of the month immediately following the date Broadcom receives proof of your death. Any remaining payments due under the Program will be paid in accordance with the normal payment dates specified herein.
          B. The portion of your Lump Sum Health Care Payment that is not in excess of the applicable dollar amount in effect under Section 402(g)(1)(B) of the Code for the calendar year in which your Separation from Service occurs shall not be subject to the Subsection (8)A deferred payment requirement. If the Lump Sum Health Care Benefit does not exceed such dollar amount, then the deferred payment provisions of Subsection (8)A shall not be applicable to the Lump Sum Insurance Benefit Payment to the extent the dollar amount of that payment, when added to the Lump Sum Health Care Payment, does not exceed the applicable dollar amount in effect under Section 402(g)(1)(B) of the Code for the calendar year in which your Separation from Service occurs.
          C. It is the intent of the parties that the provisions of this New Agreement comply with all applicable requirements of Section 409A. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this New Agreement would otherwise contravene the applicable requirements or limitations of Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A and the applicable Treasury Regulations thereunder.
     (9) Restrictive Covenants. You hereby acknowledge that your right and entitlement to the severance benefits specified in Subsections (1), (2)(ii) and (10) of this New Agreement are, in addition to your satisfaction of the Release Condition, also subject to your compliance with each of the following covenants during the one (1) year period measured from your Date of Termination, and those enumerated severance benefits will immediately cease or be reduced in accordance herewith should you breach any of the following covenants:
     A. You shall not directly or indirectly encourage or solicit any employee, consultant or independent contractor to leave the employ or service of Broadcom (or any affiliated company) for any reason or interfere in any other manner with any employment or service relationships at the time existing between Broadcom (or any affiliated company) and its employees, consultants and independent contractors.
     B. You shall not directly or indirectly solicit or otherwise induce any vendor, supplier, licensor, licensee or other business affiliate of Broadcom (or any affiliated company) to terminate its existing business relationship with Broadcom (or affiliated company) or interfere in any other manner with any existing business relationship between Broadcom (or any affiliated company) and any such vendor, supplier, licensor, licensee or other business affiliate.
     C. You shall not, whether on your own or as an employee, consultant, partner, principal, agent, representative, equity holder or in any other capacity, directly or indirectly render, anywhere in the United States, services of any kind or provide any advice or assistance to any business, enterprise or other entity that is engaged in any line of business that competes with one or more of the lines of business that were conducted by Broadcom during the Term of your employment or that are first conducted after your Date of Termination but which you were aware were under serious consideration by Broadcom prior to your Date of Termination, except that you make a passive investment representing an interest of less than one percent (1%) of an outstanding class of publicly-traded securities of any corporation or other enterprise.
     D. You shall not, directly or indirectly, make any adverse, derogatory or disparaging statements, whether orally or in writing, to any person or entity regarding (i) Broadcom, any members of the Board of Directors or any officers, members of management or shareholders of Broadcom or (ii) any practices, procedures or business operations of Broadcom (or any affiliated company).
     Should you breach any of the restrictive covenants set forth in this Subsection (9), then you shall immediately cease to be entitled to any Gross-Up Payment under Subsection 10 below or any Cash Severance Payments pursuant to Subsection (1) in excess of the greater of (i) one 0.5 times the sum of (A) your annual rate of base salary (using your then current rate or, if you terminate your employment for Good Reason pursuant to Subsection 3(ii) of the attached Appendix due to an excessive reduction in your base salary, then your rate of base salary immediately before such reduction) and (B) the average of your actual annual bonuses for the three calendar years (or such fewer number of calendar years of employment with Broadcom) immediately preceding the calendar year in which such termination of employment occurs (which minimum amount represents partial consideration for your satisfaction of the Release Consideration) or (ii) the actual Cash Severance Payments you have received through the date of such breach.

In addition, all Additional Monthly Vesting of any stock options, restricted stock units, other equity awards or unvested share issuances outstanding at the time of such breach shall cease as of the month in which such breach occurs, and no further Additional Monthly Vesting shall occur thereafter. Broadcom shall also be entitled to recover at law any monetary damages for any additional economic loss caused by your breach and may, to the maximum extent allowable under applicable law, seek equitable relief in the form of an injunction precluding you from continuing such breach.
     (10) Tax Gross-Up Payment.
          A. In the event that (i) any payments or benefits to which you become entitled in accordance with the provisions of this New Agreement or any other agreement with Broadcom constitute a parachute payment under Section 280G of the Code (collectively, the “Parachute Payment”) subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties related to such excise tax (with such excise tax and related interest and penalties to be collectively referred to as the “Excise Tax”) and (ii) it is determined by an independent registered public accounting firm selected by Broadcom from among the largest four accounting firms in the United States (the “Accounting Firm”) that the Present Value (measured as of effective date of the Change in Control) of your aggregate Parachute Payment exceeds one hundred twenty percent (120%) of your Permissible Parachute Amount, then you will be entitled to receive from Broadcom an additional payment (the “Gross-Up Payment”) in a dollar amount such that after your payment of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, you retain a net amount equal to the Excise Tax imposed upon your aggregate Parachute Payment. Notwithstanding the foregoing, you shall not be entitled to any Gross-Up Payment unless there is compliance with each of the Severance Benefit Requirements set forth above.
          For purposes of determining your eligibility for such Gross-Up Payment, the following definitions will be in effect:
          “Present Value” means the value, determined as of the date of the Change in Control, of each payment or benefit in the nature of compensation to which you become entitled in connection with the Change in Control or your subsequent termination of employment with Broadcom that constitutes a Parachute Payment. The Present Value of each such payment or benefit shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.
          “Permissible Parachute Amount” means a dollar amount equal to the 2.99 times the average of your W-2 wages from Broadcom for the five (5) calendar years (or such fewer number of calendar years) completed immediately prior to the calendar year in which the Change in Control is effected.

          Should the aggregate Present Value (measured as of the Change in Control) of your aggregate Parachute Payment not exceed one hundred twenty percent (120%) of your Permissible Parachute Amount, then no Gross-Up Payment will be made to you, and your payments and benefits under this New Agreement shall instead be subject to reduction in accordance with the benefit limitation provisions of Subsection (11).
          B. All determinations as to whether any of the payments or benefits to which you become entitled in accordance with the provisions of this New Agreement or any other agreement with Broadcom constitute a Parachute Payment, whether a Gross-Up Payment is required with respect to any Parachute Payment, the amount of such Gross-Up Payment, and any other amounts relevant to the calculation of such Gross-Up Payment, will be made by the Accounting Firm. Such Accounting Firm will make the applicable determinations (the “Gross-Up Determination”), together with detailed supporting calculations regarding the amount of the Excise Tax, any required Gross-Up Payment and any other relevant matter, within thirty (30) days after the date of your Separation from Service. In making the Gross-Up Determination, the Accounting Firm shall make a reasonable determination of the value of the restrictive covenants to which you will be subject under Subsection 9, and the amount of your potential Parachute Payment shall accordingly be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the Treasury Regulations thereunder. The Gross-Up Determination made by the Accounting Firm will be binding upon both you and Broadcom. The Gross-Up Payment (if any) determined on the basis of the Gross-Up Determination shall be paid to you or on your behalf within ten (10) business days after the completion of such Determination or (if later) at the time the related Excise Tax is remitted to the appropriate tax authorities.
          C. In the event that your actual Excise Tax liability is determined by a Final Determination to be greater than the Excise Tax liability taken into account for purposes of any Gross-Up Payment or Payments initially made to you pursuant to the provisions of Subsection (10)B, then within thirty (30) days following that Final Determination, you shall notify Broadcom of such determination, and the Accounting Firm shall, within thirty (30) days thereafter, make a new Excise Tax calculation based upon that Final Determination and provide both you and Broadcom with the supporting calculations for any supplemental Gross-Up Payment attributable to that excess Excise Tax liability. Broadcom shall make the supplemental Gross-Up payment to you within ten (10) business days following the completion of the applicable calculations or (if later) at the time such excess tax liability is remitted to the appropriate tax authorities. In the event that your actual Excise Tax liability is determined by a Final Determination to be less than the Excise Tax liability taken into account for purposes of any Gross-Up Payment initially made to you pursuant to the provisions of Subsection (10)B, then you shall refund to Broadcom, promptly upon receipt (but in no event later than ten (10) business days after such receipt), any federal or state tax refund attributable to the Excise Tax overpayment. For purposes of this Subsection (10)C, a “Final Determination” means an audit adjustment by the Internal Revenue Service that is either (i) agreed to by both you and Broadcom or (ii) sustained by a court of competent jurisdiction in a decision with which both you and Broadcom concur or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.

          D. Should the Accounting Firm determine that any Gross-Up Payment made to you was in fact more than the amount actually required to be paid to you in accordance with the provisions of Subsection (10)B, then you will, at the direction and expense of Broadcom, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Broadcom, and otherwise reasonably cooperate with Broadcom to correct such overpayment. Furthermore, should Broadcom decide to contest any assessment by the Internal Revenue Service of an Excise Tax on one or more payments or benefits provided you under this New Agreement or otherwise, you will comply with all reasonable actions requested by Broadcom in connection with such proceedings, but shall not be required to incur any out-of-pocket costs in so doing.
          E. Notwithstanding anything to the contrary in the foregoing, any Gross-Up Payments due you under this Subsection (10) shall be subject to the hold-back provisions of Subsection (8). In addition, no Gross-Up Payment shall be made later than the end of the calendar year following the calendar year in which the related taxes are remitted to the appropriate tax authorities or such other specified time or schedule that may be permitted under Section 409A of the Code. To the extent you become entitled to any reimbursement of expenses incurred at the direction of Broadcom in connection with any tax audit or litigation addressing the existence or amount of the Excise Tax, such reimbursement shall be paid to you no later than the later of (i) the close of the calendar year in which the Excise Tax that is the subject of such audit or litigation is paid by you or (ii) the end of the sixty (60)-day period measured from such payment date. If no Excise Tax liability is found to be due as a result of such audit or litigation, the reimbursement shall be paid to you no later than the later of (i) the close of the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation or (ii) the end of the sixty (60)-day period measured from the date the audit is completed or the date the litigation is so settled or resolved.
          (11) Benefit Limitation. The provisions of this Subsection (11) shall be applicable in the event (i) any payments or benefits to which you become entitled in accordance with the provisions of this New Agreement or any other agreement with Broadcom would otherwise constitute a Parachute Payment that is subject to the Excise Tax and (ii) it is determined by the Accounting Firm that the Present Value (measured as of effective date of the Change in Control) of your aggregate Parachute Payment does not exceed one hundred twenty percent (120%) of your Permissible Parachute Amount or you are not otherwise entitled to the Gross-Up Payment by reason of your failure to comply with your restrictive covenants under Subsection (9) or any other of your Severance Benefit Requirements.
          In such event, those payments and benefits will be subject to reduction to the extent necessary to assure that you receive only the greater of (i) your Permissible Parachute Amount or (ii) the amount which yields you the greatest after-tax amount of benefits after taking into account any excise tax imposed under Section 4999 of the Code on the payments and benefits provided to you under this New Agreement (or on any other benefits to which you may be entitled in connection with a change in control or ownership of Broadcom or the subsequent termination of your employment with Broadcom). To the extent any such reduction is required, the dollar amount of your Cash Severance under Subsection (1) of this New Agreement will be reduced first, with such reduction to be effected pro-rata as to each payment, then the dollar amount of your Lump Sum Health Care and Insurance Benefit Payments shall each be reduced pro-rata, next the number of options or other equity awards that are to vest on an accelerated basis pursuant to Subsection (2) of this New Agreement shall be reduced (based on the value of the parachute payment resulting from such acceleration) in the same chronological order in which awarded, and finally your remaining benefits will be reduced in a manner that not result in any impermissible deferral or acceleration of benefits under Section 409A.
          Notwithstanding the foregoing, in determining whether the benefit limitation of this Subsection (11) is exceeded, the Accounting Firm shall make a reasonable determination of the value of the restrictive covenants to which you will be subject under Subsection (9) of this New Agreement, and the amount of your potential Parachute Payment shall accordingly be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the Treasury Regulations thereunder.
     (12) Other Terminations. If your employment is terminated during the Term for Cause or by reason of your death or Disability, or you terminate your employment during the Term without Good Reason, your participation in the Program shall terminate without any further obligations of Broadcom to you or your legal representatives under the Program, other than for timely payment of the Accrued Obligations owed you and the payment or provision of any Other Benefits to which you are entitled. However, in the event your employment is terminated during the Term by reason of your death or Disability, then
     (i) Broadcom shall also pay the bonuses described in Subsection (4) above, if any, to you or your legal representative, with the payment under paragraph (i) of such subsection to be made within sixty (60) days after the date of your Separation from Service due to death or Disability, subject to any required holdback under Subsection (8) and provided further that if such bonus is intended to qualify as “performance-based compensation” under Code Section 162(m), such payment shall be subject to an appropriate present value discount reasonably reflecting the time value of money, in accordance with the Treasury Regulations under Code Section 162(m), to the extent such payment is in fact made earlier than the scheduled payment date for that bonus under the applicable Broadcom bonus plan or arrangement, and with the payment of any bonus due you under paragraph (ii) of Subsection (4) to be made at the same time as the foregoing payment or (if later) the tenth business day following the date the Compensation Committee awards you such discretionary bonus, subject to any required deferral under Subsection (8); and
     (ii) notwithstanding any less favorable terms in any stock option or other equity award agreement or plan or this Program, any unvested portion of any stock options, restricted stock units or other equity awards granted to you by Broadcom, whether before or after the date of this New Agreement, shall immediately vest in full on your Date of Termination and remain exercisable by you or your legal representative for 12 months after the Date of Termination.

     The shares of Broadcom Class A common stock subject to any restricted stock unit award that vests on an accelerated basis in accordance with the foregoing shall be issued within the sixty (60) day period measured from the date of your Separation from Service due to your death or Disability, but in no event later than the next regularly-scheduled share issuance date for that restricted stock unit award date (currently, the 5th day of February, May, August and November each year) following the date of your Separation from Service, unless subject to further deferral pursuant to the provisions of Subsection (8) above.
     (13) Scope of Coverage. The provisions of this New Agreement apply only (i) in the event of a Change of Control followed by a subsequent termination of your employment by Broadcom without Cause or by you for Good Reason within twenty-four (24) months thereafter or, with respect to the benefits set forth in Subsection (12) above, (ii) in the event of your death or Disability. In all other events where your employment is terminated, Broadcom’s normal severance policies will apply.
          Except as otherwise expressly provided herein, this New Agreement supersedes and replaces your 2008 Letter Agreement, and your 2008 Letter Agreement shall no longer have any force or effect.
          To acknowledge your continued participation in the Program pursuant to the terms and provisions of this New Agreement and the attached Appendix and your understanding of its terms and conditions, please sign, date and return the enclosed copy of this New Agreement.

Broadcom Corporation
By:	/s/ Scott A. McGregor
Scott A. McGregor
President and Chief Executive Officer

ACCEPTANCE
          I hereby accept all of the terms and conditions of the New Agreement, including the revised Appendix thereto, and agree to be bound by all those terms and conditions.

/s/ Robert L. Tirva
Robert L. Tirva

Dated: August __, 2009

APPENDIX
to
CHANGE IN CONTROL SEVERANCE PROGRAM
     This appendix sets forth terms and conditions of the special change in control severance benefit program (“Program”) of Broadcom Corporation (together with any successor thereto, “Broadcom”) applicable to certain key executives. This Appendix is to be construed in conjunction with, and is made a part of, the New Agreement evidencing your continued participation in the Program. Eligibility for the Program is limited to executives who execute the New Agreement evidencing their eligibility. Defined terms apply both to the New Agreement and this Appendix.
          1. Change of Control. For purposes of the Program, a “Change of Control” shall mean a change in ownership or control of Broadcom effected through any of the following transactions:
          (i) a shareholder-approved merger, consolidation or other reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the successor corporation are immediately after such transaction, beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned Broadcom’s outstanding voting securities immediately prior to such transaction,
          (ii) a shareholder-approved sale, transfer or other disposition of all or substantially all of Broadcom’s assets,
          (iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of Securities Exchange Act of 1934, as amended (the “1934 Act”), other than Broadcom or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Broadcom, becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of Broadcom’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether the transaction involve a direct issuance from Broadcom or the acquisition of outstanding securities held by one or more of Broadcom’s existing shareholders, or
          (iv) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
          2. Cause. Broadcom may terminate your employment with or without Cause. As used herein, “Cause” shall mean the reasonable and good faith determination by a majority of the Board that any of the following events or contingencies exists or has occurred:
     (i) You materially breached a fiduciary duty to Broadcom, materially breached a material term of the Confidentiality and Invention Assignment Agreement between you and Broadcom or materially breached any material provision or policy set forth in Broadcom’s Code of Ethics and Corporate Conduct;
     (ii) You are convicted of a felony or misdemeanor that involves fraud, dishonesty, theft, embezzlement, and/or an act of violence or moral turpitude, or plead guilty or no contest (or a similar plea) to any such felony or misdemeanor;
     (iii) You engage in any act, or there is any omission on your part, that constitutes fraud, material negligence or material misconduct in connection with your employment by Broadcom, including (but not limited to) a material violation of applicable material state or federal securities laws. Notwithstanding the foregoing, an isolated or occasional failure to file or late filing of a report required under 1934 Act shall not be deemed a material violation for purposes of this Subsection 2(iii). Furthermore, with respect to filing reports or certifications you are required to provide under the 1934 Act, with respect to a transaction’s compliance with the requirements of Rule 144 under the Securities Act of 1933, as amended or with respect to the implementation of your 10b5-1 Plan, you shall not have committed a material violation for purposes of this Subsection 2(iii) if the violation occurred because you relied in good faith on a certification or certifications provided by Broadcom or an authorized employee or agent of Broadcom, unless you knew or should have known after reasonable diligence that such certification was inaccurate, or upon the processes or actions of the securities brokerage firm handling your transactions in Broadcom equities provided that you have used a nationally recognized securities brokerage firm with substantial prior experience in and established regular procedures for handling option and equity transactions by executive officers of public companies in the United States; or;
     (iv) You willfully and knowingly participate in the preparation or release of false or materially misleading financial statements relating to Broadcom’s operations and financial condition or you willfully and knowingly submit any false or erroneous certification required of you under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of Broadcom’s Class A common stock are at the time listed for trading.
     The foregoing shall constitute an exclusive list of the events or contingencies that may constitute Cause under the Program and this revised Appendix.

     No termination that is based exclusively upon your commission or alleged commission of act(s) or omission(s) that are asserted to constitute material negligence shall constitute Cause hereunder unless you have been afforded notice of the alleged acts or omissions and have failed to cure such acts or omissions within thirty (30) days after receipt of such notice.
     If, following the receipt of a Notice of Termination stating that your termination is for Cause, you believe that Cause does not exist, you may, by written notice delivered to the Board within three business (3) days after receipt of such Notice of Termination, request that your Date of Termination be delayed to permit you to appeal the Board’s determination that Cause for such termination existed. If you so request, you will be placed on administrative leave for a period determined by the Board (not to exceed 30 days), during which you will be afforded an opportunity to request that the Board reconsider its decision concerning your termination. If the Board or an appropriate committee thereof has not previously provided you with an opportunity to be heard in person concerning the reasons for termination stated in the Notice of Termination, the Board will endeavor in good faith to provide you with such an opportunity during such period of administrative leave. It is understood and agreed that any change in your employment status that occurs in connection with or as a result of such an administrative leave shall not constitute Good Reason. The Board may, as a result of such a request for reconsideration, reinstate your employment, revise the original Notice of Termination, or affirm the original Notice of Termination. If the Board affirms the original Notice of Termination or the period of administrative leave ends before the Board takes action, the Date of Termination shall be the date specified in the original Notice of Termination. If the Board reinstates your employment or revises the original Notice of Termination, then the original Notice of Termination shall be void and neither its delivery nor its contents shall be deemed to constitute Good Reason.
          3. Good Reason. You may terminate your employment for Good Reason at any time within the twenty-four (24)-month period measured from the effective date of a Change in Control that occurs during the Term. For purposes of the Program, “Good Reason” shall mean:
     (i) except as you may otherwise agree in writing, a change in your position (including status, offices, titles and reporting requirements) with Broadcom that materially reduces your authority, duties or responsibilities as in effect on the date of the New Agreement, or any other action by Broadcom that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and that is remedied by Broadcom reasonably promptly after Broadcom receives your notice thereof;
     (ii) a more than fifteen percent (15%) reduction by Broadcom in your base salary as in effect on the date of the New Agreement or as the same may be increased from time-to-time during the Term;
     (iii) any action by Broadcom (including the elimination of benefit plans without providing substitutes therefor or the reduction of your benefit thereunder) that would materially diminish the aggregate value of your bonuses and other cash incentive awards from the levels in effect on the date of the New Agreement by more than fifteen percent (15%) in the aggregate; provided, however, that (i) a reduction in your bonuses or cash incentive awards that is part of a broad-based reduction in corresponding bonuses or awards for management employees and pursuant to which your bonuses or awards s are not reduced by a greater percentage than the reductions applicable to other management employees and (ii) a reduction in your bonuses and other cash incentive awards occurring as a result of your failure or Broadcom’s failure to satisfy performance criteria applicable to such bonuses or awards shall not constitute Good Reason;
     (iv) Broadcom’s requiring you to be based at any office or other business location that increases the distance from your home to such office or location by more than fifty (50) miles from the distance in effect on the date of the New Agreement;
     (v) any purported termination by Broadcom of your employment other than pursuant to a Notice of Termination (for avoidance of doubt, the delivery or contents of a Notice of Termination that is revised or voided under the procedure provided in the definition of Cause above shall not constitute Good Reason); or
     (vi) any failure by Broadcom to comply with and satisfy Section 13 of this Appendix after receipt of written notice from you of such failure and a reasonable cure period of not less than thirty (30) days.
     The foregoing shall constitute an exclusive list of the events or contingencies that may constitute Good Reason under the Program and this revised Appendix.
     Notwithstanding the above, an isolated or inadvertent action or inaction by Broadcom that causes Broadcom to fail to comply with Subsections 3(ii) or 3(iii) and that is cured within ten (10) days of your notifying Broadcom of such action or inaction shall not constitute Good Reason. Furthermore, no act, occurrence or condition set forth in this Section 3 shall constitute Good Reason if you consent in writing to such act, occurrence or condition, whether such consent is delivered before or after the act, occurrence or condition comes to pass.
          4. Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          5. Death. Your employment shall terminate automatically upon your death.
          6. Disability. If your Disability occurs during the Term and no reasonable accommodation is available to permit you to continue to perform the essential duties and responsibilities of your position, Broadcom may give you written notice of its intention to terminate your employment. In such event, your employment with Broadcom shall terminate effective on the 30th day after you receive such notice (the “Disability Effective Date”), unless you resume the performance of your duties within thirty (30) days after receipt of such notice. For purposes of the Program, “Disability” shall mean your absence from and inability to perform your duties with Broadcom on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness that is (i) determined to be total and permanent by two (2) physicians selected by Broadcom or its insurers and reasonably acceptable to you or your legal representative and (ii) to the extent you are eligible to participate in Broadcom’s long-term disability plan, entitles you to the payment of long-term disability benefits from Broadcom’s long-term disability plan commencing immediately on the Disability Effective Date.
          7. Notice of Termination. For purposes of the Program, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision relied upon for the termination of your employment, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (with such date to be not more than thirty (30) days after the giving of such notice). The basis for termination set forth in any Notice of Termination shall constitute the exclusive set of facts and circumstances upon which the party may rely to attempt to demonstrate that Cause or Good Reason (as the case may be) for such termination existed.
          8. Date of Termination. “Date of Termination” means (i) if your employment is terminated by Broadcom or by you for any reason other than death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (subject to the limitations set forth above in the definition of Notice of Termination), as the case may be, and (ii) if your employment is terminated by reason of death or Disability, the Date of Termination shall be the date of your death or the Disability Effective Date, as the case may be.
          9. Separation from Service. For purposes of the Program, “Separation from Service” means the cessation of your Employee status and shall be deemed to occur at such time as the level of the bona fide services you are to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services you rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which you may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while you are on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which you are provided with a right to reemployment with Broadcom by either statute or contract, provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes you to be unable to perform your duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and you are not provided with a right to reemployment by either statute or contract, then you will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.

          For purposes of determining whether a Separation from Service has occurred, you will be deemed to continue in “Employee” status for so long as you remain in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
          ”Employer Group” means Broadcom and any other corporation or business controlled by, controlling or under common control with, Broadcom, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.
          10. Specified Employee. For purposes of the Program, “Specified Employee” means a “key employee” (within the meaning of that term under Code Section 416(i)). Accordingly, you will be deemed to be a Specified Employee if you are at any time during the twelve (12)-month period ending on the last day of any calendar year:
          (i) an officer of Broadcom whose annual compensation from Broadcom and any other members of the Employer Group is in the aggregate greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty (50) officers of Broadcom shall be determined to be Specified Employees as of the relevant determination date;
          (ii) a five percent (5%) owner of Broadcom or any other member of the Employer Group; or
          (iii) a one percent (1%) owner of Broadcom or any other member of the Employer Group whose annual compensation from Broadcom and any other members of the Employer Group is in the aggregate more than $150,000.
          The Specified Employees shall be determined as of the last day of each calendar year. If you are determined to be a Specified Employee on any such date, you will be considered a Specified Employee for purposes of the Program during the period beginning on the April 1 of the following year and ending on the March 31 of the next year thereafter.
          For purposes of determining an officer’s compensation when identifying Specified Employees, compensation is defined in accordance with Treas. Reg. §1.415(c)-2(a), without applying any safe harbor, special timing or other special rules described in Treas. Reg. §§ 1.415(c)-2(d), 2(e) and 2(g).

          11. Non-exclusivity of Rights. Nothing in the Program shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by Broadcom or any other member of the Employer Group during your period of employment with Broadcom and for which you may qualify, nor, subject to Subsection (2) of the accompanying New Agreement, shall anything herein limit or otherwise affect such rights as you may have under any contract or agreement with Broadcom or any other member of the Employer Group. Amounts that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Broadcom or any other member of the Employer Group on or subsequent to your Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by the Program.
          12. Full Settlement.
          (a) Except as specifically set forth in this Appendix or the accompanying New Agreement, Broadcom’s obligation to make the payments provided for in the Program and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that Broadcom may have against you or others, except only for any advances made to you or for taxes that Broadcom is required to withhold by law. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of the Program, and such amounts shall not be reduced whether or not you obtain other employment.
          (b) You will not become eligible to receive any of the payments and benefits provided under Subsections 1, 2, 3, and 4and Subsection 10 of the Program unless you execute and deliver to Broadcom, within twenty one (21) days after your Date of Termination (or within forty-five (45) days after such Date of Termination, to the extent such longer period is required under applicable law), a general release in a form acceptable to Broadcom (the “Required Release”) that (i) releases Broadcom and its subsidiaries, officers, directors, employees, and agents from all claims you may have relating to your employment with Broadcom and the termination of that employment, other than claims relating to any benefits to which you become entitled under the Program, and (ii) becomes effective in accordance with applicable law upon the expiration of any applicable revocation period.
          13. Successors.
               (a) The Program is personal to you and shall not be assignable by you otherwise than by will or the laws of descent and distribution. The Program shall inure to the benefit of and be enforceable by your legal representatives.
               (b) The Program shall inure to the benefit of and be binding upon Broadcom and its successors and assigns.
               (c) Broadcom will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Broadcom to assume expressly and agree to perform its obligations under the Program in the same manner and to the same extent that Broadcom would be required to perform those obligations if no such succession had taken place. As used in the Program, “Broadcom” shall include any successor to its business and/or assets as aforesaid that assumes and agrees to perform the obligations created by the Program by operation of law or otherwise.
          14.  Mandatory Arbitration. ANY AND ALL DISPUTES OR CONTROVERSIES BETWEEN YOU AND BROADCOM ARISING OUT OF, RELATING TO OR OTHERWISE CONNECTED WITH THE NEW AGREEMENT (OR THE 2008 LETTER AGREEMENT) OR THE BENEFITS PROVIDED UNDER THE PROGRAM AS SET FORTH HEREIN OR THE VALIDITY, CONSTRUCTION, PERFORMANCE OR TERMINATION OF THE NEW AGREEMENT (OR THE 2008 LETTER AGREEMENT) SHALL BE SETTLED EXCLUSIVELY BY BINDING ARBITRATION TO BE HELD IN THE COUNTY IN WHICH YOU ARE (OR HAVE MOST RECENTLY BEEN) EMPLOYED BY BROADCOM (OR ANY PARENT OR SUBSIDIARY) AT THE TIME OF SUCH ARBITRATION. THE ARBITRATION PROCEEDINGS SHALL BE GOVERNED BY (i) THE NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION AND (ii) THE FEDERAL ARBITRATION ACT. THE ARBITRATOR SHALL HAVE THE SAME, BUT NO GREATER, REMEDIAL AUTHORITY AS WOULD A COURT HEARING THE SAME DISPUTE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION AND SHALL BE IN LIEU OF THE RIGHTS THOSE PARTIES MAY OTHERWISE HAVE TO A JURY TRIAL; PROVIDED, HOWEVER, THAT SUCH DECISION SHALL BE SUBJECT TO CORRECTION, CONFIRMATION OR VACATION IN ACCORDANCE WITH THE PROVISIONS AND STANDARDS OF APPLICABLE LAW GOVERNING THE JUDICIAL REVIEW OF ARBITRATION AWARDS. THE PREVAILING PARTY IN SUCH ARBITRATION, AS DETERMINED BY THE ARBITRATOR, AND IN ANY ENFORCEMENT OR OTHER COURT PROCEEDINGS, SHALL BE ENTITLED, TO THE EXTENT PERMITTED BY LAW, TO REIMBURSEMENT FROM THE OTHER PARTY FOR ALL OF THE PREVAILING PARTY’S COSTS, INCLUDING, BUT NOT LIMITED TO, EXPENSES AND REASONABLE ATTORNEY’S FEES. HOWEVER, THE ARBITRATOR’S COMPENSATION AND OTHER FEES AND COSTS UNIQUE TO ARBITRATION SHALL IN ALL EVENTS BE PAID BY BROADCOM. JUDGMENT SHALL BE ENTERED ON THE ARBITRATOR’S DECISION IN ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER OF SUCH DISPUTE OR CONTROVERSY. NOTWITHSTANDING THE FOREGOING, EITHER PARTY MAY IN AN APPROPRIATE MATTER APPLY TO A COURT PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8, OR ANY COMPARABLE STATUTORY PROVISION OR COMMON LAW PRINCIPLE, FOR PROVISIONAL RELIEF, INCLUDING A TEMPORARY RESTRAINING ORDER OR A PRELIMINARY INJUNCTION. TO THE EXTENT PERMITTED BY LAW, THE PROCEEDINGS AND RESULTS, INCLUDING THE ARBITRATOR’S DECISION, SHALL BE KEPT CONFIDENTIAL.
          15. Governing Law. The laws of California shall govern the validity and interpretation of the Program, without resort to that State’s rules governing conflicts of laws.
          16. Captions. The captions of this Appendix are not part of the provisions of the Program and shall have no force or effect.

     17. Amendment. The Program may not be amended or modified with respect to you other than by a written agreement executed by you and Broadcom or your and its respective successors and legal representatives.
     18. Notices. All notices and other communications under the New Agreement shall be in writing and shall be given by hand delivery to the other party, by overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed (if to you) at the address you last provided in writing to Broadcom, and if to Broadcom, as follows:
Broadcom Corporation
5300 California Avenue
Irvine, California 92617
Attention: Chief Executive Officer
          Notice and communications shall be effective when actually received by the addressee. Neither your failure to give any notice required by the Program, nor defects or errors in any notice given by you, shall relieve Broadcom of any corresponding obligation under the Program unless, and only to the extent that, Broadcom is actually and materially prejudiced thereby.
          19. Severability. If any provision of the New Agreement or this revised Appendix as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction or determined by an arbitrator to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of the New Agreement or this revised Appendix, or the enforceability or invalidity of the New Agreement or revised Appendix as a whole. Should any provision of the New Agreement or the revised Appendix become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of the New Agreement or the revised Appendix, as the case may be, shall continue in full force and effect.
          20. Withholding Taxes. Broadcom shall withhold from any amounts payable under the Program all Federal, state, local or foreign taxes required to be withheld pursuant to any applicable law or regulation.
          21. No Waiver. Your failure or Broadcom’s failure to insist upon strict compliance with any provision hereof or any other provision of the Program or the failure to assert any right you or Broadcom may have hereunder, including, without limitation, your right to terminate employment for Good Reason, shall not be deemed to be a waiver of the application of such provision or right with respect to any subsequent event or the waiver of any other provision or right of the Program.

23